UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2019

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-417337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300, Herndon, VA 20170

(Address of Principal Executive Offices) (Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of New Principal Executive Officer

On July 3, 2019, Beacon Roofing Supply, Inc. (the "Company") announced the appointment of Julian G. Francis, age 53, as President and Chief Executive Officer and to the Company’s Board of Directors. His start date is currently expected to be on or about September 1, 2019. A copy of the press release announcing Mr. Francis’s appointment is attached hereto as Exhibit 99 and is incorporated by reference herein.

Mr. Francis’s compensation will consist of a base salary of $800,000, with a target annual incentive of $800,000 for the Company’s 2020 fiscal year. In connection with the Company’s regular equity compensation grants to be made in the first quarter of 2020, Mr. Francis will be granted stock options, time-based restricted stock units, and performance-based restricted stock units under the Company's Amended and Restated 2014 Stock Plan having an aggregate value of $2.4 million at the date of grant, with $600,000 of the value in options, $600,000 in time-based restricted stock units and $1.2 million in performance-based restricted stock units. The stock options will vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The restricted stock units will vest on the third anniversary of the date of grant. In addition, performance-based restricted stock units may not vest, or may vest at, above or below the number of units granted depending on two-year Company performance.

In connection with the forfeiture of annual incentive and equity awards at his prior employer, Mr. Francis is receiving the following buyout awards from the Company. On his start date, he will receive an amount equal to the prorated portion of the target amount of his forfeited annual incentive award at his prior employer. He will also receive an incentive award opportunity for the remainder of fiscal year 2019 of approximately $67,000 (equal to a prorated portion of his 2020 target incentive award at the Company), payable on or about October 1, 2019 based upon satisfaction of a successful onboarding and transition to the CEO role. In addition, on his start date, Mr. Francis will be granted stock options, time-based restricted stock units, and performance-based restricted stock units under the Company's Amended and Restated 2014 Stock Plan and a cash award, having an aggregate value of $2.6 million at the date of grant, with $650,000 of the value in stock options, $350,000 in time-based restricted stock units, $1.3 million in performance-based restricted stock units and $300,000 in cash. The stock options will vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The restricted stock units will be subject to the vesting and performance conditions applicable to the Company’s November 2018 restricted stock unit grants. Accordingly, the restricted stock units will vest in November 2021. In addition, performance-based restricted stock units may not vest, or may vest at, above or below the number of units granted depending on two-year Company performance. Mr. Francis also will receive relocation assistance and other benefits typical for Company executives.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Index
Exhibit Number	Description
99	Beacon Roofing Supply, Inc. Press Release, dated July 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: July 3, 2019	By:	/s/ JOSEPH M. NOWICKI
JOSEPH M. NOWICKI
Executive Vice President & Chief Financial Officer